EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.  SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

August 16, 2019

Biogen MA Inc.
225 Binney Street
Cambridge, MA  02142
Attention: Chris Henderson, VP, Neuromuscular and Movement Disorders

Re:	Amendment No. 1 to the Neurology III Agreement

Dear Chris:

Ionis and Biogen are parties to the New Strategic Neurology Drug Discovery and Development Collaboration, Option and License Agreement dated April 19, 2018 (the “Neurology III Agreement”) between Ionis Pharmaceuticals, Inc. (“Ionis”) and Biogen MA Inc. (“Biogen”).  Any capitalized terms not defined in this letter agreement (the “Letter Agreement”) will have the meanings set forth in the Neurology III Agreement, unless expressly specified otherwise.

Ionis and Biogen hereby acknowledge and agree that the Neurology III Agreement is hereby amended as follows:

1.            The following new Section 1.2.3(g) is added to the Neurology III Agreement:

1.2.3(g).    Expanded High Interest Targets.

(i)
The Parties, through the Neurology JRC, may add up to [***] gene targets to the High Interest Target List, beyond the [***]-target limit set forth in Section 1.2.3(a), under this Section 1.2.3(g) (each, an “Expanded High Interest Target”).

Chris Henderson
August 16, 2019

(ii)
Before adding an Expanded High Interest Target to the High Interest Target List, the Parties must mutually agree upon and submit to the Neurology JRC for approval a research plan that meets the requirements of either Section 1.2.3(g)(ii)(A) or Section 1.2.3(g)(ii)(B) (each, an “Expanded High Interest Target Plan”) for each such proposed Expanded High Interest Target.

(A)
An Expanded High Interest Target Plan may consist of an initial plan to conduct limited research by the Parties that clearly defines the scope of work to be performed by each Party.  Ionis and Biogen will use Commercially Reasonable Efforts to conduct their respective activities under the Expanded High Interest Target Plan.

(B)	An Expanded High Interest Target Plan may consist of a Target Sanction Plan.

(iii)
The Neurology JRC will review and, in its discretion, approve the addition of a proposed Expanded High Interest Target to the High Interest Target List along with the Expanded High Interest Target Plan corresponding to such proposed Expanded High Interest Target.

(iv)
With respect to each proposed Expanded High Interest Target, if the Neurology JRC, in good faith, does not unanimously agree to (1) add such proposed Expanded High Interest Target to the High Interest Target List and (2) adopt the Expanded High Interest Target Plan corresponding to such proposed Expanded High Interest Target, then the proposed Expanded High Interest Target will not be added to the High Interest Target List under this Section 1.2.3(g).  Such gene target may be added to the High Interest Target List in accordance with Section 1.2.3(b) or may be pursued independently by the Parties in accordance with Section 1.2.3(f).

(v)
With respect to any Expanded High Interest Target Plan under Section 1.2.3(g)(ii)(A), once the Parties complete all work under such plan and present the results of such research to the Neurology JRC or [***] days following approval of such Expanded High Interest Target Plan by the Neurology JRC, whichever is earlier, the Neurology JRC will have [***] days within which to unanimously agree upon a Target Sanction Plan for such Expanded High Interest Target.  If the Neurology JRC does not unanimously agree upon a Target Sanction Plan for such Expanded High Interest Target within such [***]-day period, then the Expanded High Interest Target will be removed from the High Interest Target List.  Such gene target may be added to the High Interest Target List in accordance with Section 1.2.3(b) or may be pursued independently by the Parties in accordance with Section 1.2.3(f).

Chris Henderson
August 16, 2019

(vi)
An Expanded High Interest Target that is approved by the Neurology JRC to add to the High Interest Target List will not be subject to the terms of Section 1.2.3(a), Section 1.2.3(b), or Section 1.2.3(d)(i) of this Agreement.

(vii)
Once approved by the Neurology JRC, an Expanded High Interest Target will become a High Interest Target for all purposes under this Agreement except as expressly set forth in this Section 1.2.3(g), and the Expanded High Interest Target Plan approved by the Neurology JRC for such Expanded High Interest Target will become part of the Neurological Disease Research Plan.

(viii)
If, on or after the [***] anniversary of the date an Expanded High Interest Target was added to the High Interest Target List, such target remains or becomes an Inactive Target, then, unless the Parties mutually agree through the Neurology JRC that such Expanded High Interest Target may remain on the High Interest Target List, such Expanded High Interest Target will automatically be removed from the High Interest Target List and will no longer be an Expanded High Interest Target.  However, during the remainder of the Research Term, such target will remain a Neurology Target and the Parties may add such target to the High Interest Target List in accordance with Section 1.2.3(b) or again add such target to the High Interest Target List in accordance with this Section 1.2.3(g).

(ix)
The maximum number of Expanded High Interest Targets set forth in Section 1.2.3(g)(i) may be increased or decreased by the Neurology JRC, and any such change will be reflected in the minutes of the meeting of the Neurology JRC where such increase or decrease occurred and subsequently formalized in a letter between the Parties.

2.            Section 1.14.4(a) is deleted and replaced in its entirety with the following:

1.14.4(a).
review and approve amendments to the Core Research Plan and the Neurological Disease Research Plan, as described in Section 1.2.2 and 1.2.3(d)(iv), and review and approve Expanded High Interest Targets to add to the High Interest Target List, as well as the Expanded High Interest Target Plans corresponding to such Expanded High Interest Targets, as described in Section 1.2.3(g);

Except as expressly set forth in this Letter Agreement, nothing in this Letter Agreement will otherwise modify or amend any provision of the Neurology III Agreement.

Chris Henderson
August 16, 2019

This Letter Agreement may be executed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation that may result from electronic transmission, storage and printing of copies of this Letter Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

If the terms of this Letter Agreement are acceptable to Biogen, please so indicate by executing a copy of this Letter Agreement and returning it to Ionis.

Very truly yours,

/s/ Brett Monia
Brett Monia
Chief Operating Officer
IONIS PHARMACEUTICALS, INC.

AGREED TO AND CONFIRMED BY BIOGEN MA INC.:

By: /s/ Chris Henderson
Name: Chris Henderson
Title:   VP, Neuromuscular and Movement Disorders